Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Forms S-3 and S-8 (333-223983, 333-160749 and 333-157277) of German American Bancorp, Inc. of our report dated March 1, 2019 relating to the consolidated financial statements and effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of German American Bancorp, Inc. for the year ended December 31, 2018.

/s/ Crowe LLP
Crowe LLP

Indianapolis, Indiana
March 1, 2019